Prospectus Supplement No 3	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196153

Dated November 12, 2015
(to Prospectus dated May 8, 2015)

SYMBID CORP.

11,707,060 shares of common stock

This prospectus supplement no. 3 (the “Supplement”) supplements information contained in the prospectus dated May 8, 2015, as supplemented by the prospectus supplement no. 1 dated May 15, 2015 and supplement No. 2 dated August 25, 2015(collectively the “Prospectus”), relating to the resale by selling stockholders of Symbid Corp. a Nevada corporation, of up to 11,707,060 shares of our common stock.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 12, 2015 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this Prospectus Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 12, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended   September 30, 2015

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission File Number: 333-177500

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	45-2859440
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Marconistraat 16
3029 AK Rotterdam, The Netherlands
(Address of principal executive offices)

+31(0)1 089 00 400
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒       No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller Reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

There were 36,909,472 shares of the issuer’s common stock outstanding as of November 9, 2015.

SYMBID CORP.

FORM 10-Q
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2015

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

SYMBID CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$960,845	$233,068
Accounts receivable, less allowance for doubtful accounts of $ 18,446 and $ 4,672 respectively	33,028	45,070
Prepaid expenses and other current assets	63,674	53,366
Total current assets	1,057,547	331,504

Property and equipment - at cost, less accumulated
depreciation	6,143	8,480
Investment in associated companies	1,169	10,750
Intangible assets, net	837,946	1,031,692
Total assets	$1,902,805	$1,382,426

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$122,191	$378,023
Accrued expenses and other current liabilities	189,169	291,540
Current maturities of notes payable	34,013	36,771
Subordinated loan - related party	-	81,378
Total current liabilities	345,373	787,712

Notes payable, less current maturities	68,011	91,914
Subordinated loan - related party	75,272	-
8% Convertible promissory notes payable, net of $764,244 discount	545,756	-
Derivative liability - warrants	-	153,154
Total liabilities	1,034,412	1,032,780

Commitments

Stockholders' Equity

Preferred stock
Authorized: $0.001 par value, 10,000,000 shares authorized	-	-
Issued and outstanding: nil preferred shares
Common stock
Authorized: $0.001 par value, 290,000,000 shares authorized
Issued and outstanding: 36,909,472 and 33,182,100 respectively	36,909	33,182

Additional paid-in capital	7,598,504	5,367,771
Accumulated other comprehensive loss	(278,085)	(178,522)
Accumulated deficit	(6,503,594)	(4,794,760)
Total Symbid Corp. stockholders' equity	853,734	427,671
Noncontrolling interests	14,659	(78,025)
Total stockholders' equity	868,393	349,646
Total liabilities and stockholders' equity	$1,902,805	$1,382,426

(The accompanying notes are an integral part of these condensed consolidated financial statements)

SYMBID CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Crowdfunding	$58,979	$50,889	$191,177	$201,034
Other	9,787	1,990	43,825	10,040
Total revenues'	68,766	52,879	235,002	211,074
Operating expenses
Selling, general and administrative	363,900	456,689	1,202,668	1,037,469
Professional fees	226,533	234,981	565,996	638,560
Research and development costs	5,091	111,693	53,410	256,441
Depreciation and amortization	36,414	29,409	109,554	30,077
Total operating expenses	631,938	832,772	1,931,628	1,962,547

Operating loss	(563,172)	(779,893)	(1,696,626)	(1,751,473)
Other income (expense)
Interest expense	(69,121)	(3,568)	(74,401)	(11,387)
Fair value adjustment derivative liability - warrants	-	75,972	(7,791)	160,985
Losses from equity method investments	-	(38,481)	-	(47,225)
Gain on sale of investment in Gambitious B.V.	-	-	11,504	-
Government subsidy	-	-	-	10,963
Other income and expense	-	(4,050)	-	(20,183)
Total other income (expense)	(69,121)	29,873	(70,688)	93,153

Net loss	(632,293)	(750,020)	(1,767,314)	(1,658,320)

Net loss attributable to noncontrolling interests	(27,477)	(14,631)	(58,480)	(30,254)

Net loss attributable to Symbid Corp. stockholders	$(604,816)	$(735,389)	$(1,708,834)	$(1,628,066)

Basic and diluted net loss per common stock	$(0.02)	$(0.02)	$(0.05)	$(0.06)

Weighted average number of shares outstanding
Basic and diluted	34,924,982	30,741,624	34,707,412	27,175,652
Share-based compensation expense included in operating expenses:
Selling, general and administrative	$20,424	$85,224	$238,861	$89,074
Research and development costs	910	2,656	32,849	2,656
	$21,334	$87,880	$271,710	$91,730

(The accompanying notes are an integral part of these condensed consolidated financial statements)

SYMBID CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(632,293)	$(750,020)	$(1,767,314)	$(1,658,320)
Other comprehensive loss:
Foreign currency translation adjustments	(9,918)	(81,739)	(99,563)	(91,040)
Comprehensive loss	(642,211)	(831,759)	(1,866,877)	(1,749,360)

Net loss attributable to noncontrolling interests	(27,477)	(14,631)	(58,480)	(30,254)
Foreign currency translation income (loss) attributable to noncontrolling interests	264	5,859	10,396	6,942
Comprehensive loss attributable to noncontrolling interests	(27,213)	(8,772)	(48,084)	(23,312)

Comprehensive loss attributable to Symbid Corp. stockholders	$(614,998)	$(822,987)	$(1,818,793)	$(1,726,048)

(The accompanying notes are an integral part of these condensed consolidated financial statements)

SYMBID CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(EXPRESSED IN US DOLLARS)
(UNAUDITED)

	Nine months ended
	September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(1,767,314)	$(1,658,320)
Adjustments to reconcile net loss to net cash
used in operating activities
Stock based compensation	271,710	91,730
Shares issued under service agreements	182,386	88,859
Amortization of debt discount	58,132	-
Depreciation and amortization	109,554	30,077
Losses recorded from investment in Gambitious B.V.	-	47,225
Gain on sale of investment in Gambitious B.V.	(11,504)	-
Fair value adjustment derivative liability - warrants	7,791	(160,985)
Deferred government grants	-	(10,963)
Provision for doubtful accounts	14,013	(1,538)
Changes in assets and liabilities
Accounts receivable	(5,422)	(29,433)
Prepaid expenses and other current assets	(14,196)	(112,380)
Accounts payable	(231,750)	150,882
Accrued expenses and other current liabilities	(71,882)	(47,408)
Net cash used in operating activities	(1,458,482)	(1,612,254)

Cash flows from investing activities
Investment in associated companies	$-	$(57,306)
Proceeds from sale of associated companies	20,309	-
Acquisition of property and equipment	-	(3,248)
Net cash provided by (used in) investing activities	20,309	(60,554)

Cash flows from financing activities
Proceeds from the issuance of common stock, net of issuance costs	$724,116	$1,369,647
Repayments of notes payable	(16,872)	(20,639)
Proceeds from convertible promissory notes payable	1,500,000	-
Net cash provided by financing activities	2,207,244	1,349,008

Effect of exchange rate changes on cash	(41,294)	(67,742)
Net increase in cash	727,777	(391,542)

Cash and cash equivalents, beginning of year	233,068	891,592
Cash and cash equivalents, end of year	$960,845	$500,050

Supplemental cash flow disclosures
Interest paid	$9,145	$11,387

Non-cash investing and financing activities
Change in accrued expenses related to non-employee share issuances	$13,080	$51,244
Conversion of 8% convertible promissory notes	190,000	-
Reallocation of noncontrolling interests	129,918	-
Fair value of shares issued related to asset acquisition	-	1,195,092

(The accompanying notes are an integral part of these condensed consolidated financial statements)

SYMBID CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

 1 - BUSINESS, ORGANIZATION AND LIQUIDITY

Interim Condensed Consolidated Financial Statements
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in conformity with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X and the related rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, we believe that the disclosures included in these financial statements are adequate to make the information presented not misleading. The unaudited condensed consolidated financial statements included in this document have been prepared on the same basis as the annual consolidated financial statements, and in our opinion reflect all adjustments, which include normal recurring adjustments necessary for a fair presentation in accordance with GAAP and SEC regulations for interim financial statements. The results for the three and nine months ended September 30, 2015 are not necessarily indicative of the results that we will have for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes to those statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K.

Business and Organization
Symbid Corp. was incorporated as HapyKidz.com, Inc. in the state of Nevada on July 29, 2011. On September 4, 2013, we filed a Certificate of Amendment to our Articles of Incorporation with the Nevada Secretary of State to change our name from HapyKidz.com, Inc. to Symbid Corp, which we believe more accurately reflects our current business. The Company continues to be a “smaller reporting company,” as defined under the Exchange Act.

Symbid Holding B.V. (“Symbid Holding”) was incorporated on October 3, 2013 organized under the laws of the Netherlands.  Symbid Holding was organized to serve as the holding company for all of Symbid’s business activities in the Netherlands and in other countries.  As such, on October 3, 2013, the holders of the capital shares of Symbid B.V. exchanged their shares for capital shares of Symbid Holding and, as a result, Symbid B.V. became a wholly owned subsidiary of Symbid Holding. Symbid B.V. is now the operating entity for the Company’s business in the Netherlands.

On December 6, 2013, the Company closed a Share Exchange pursuant to which the 19 shareholders of Symbid Holding B.V. sold all of their capital stock in Symbid Holding B.V. to us in exchange for 21,170,000 shares of our common stock, $0.001 par value per share. Because the Company had no operations at the time of our acquisition of Symbid Holding, Symbid Holding is considered to be the predecessor Company for financial reporting purposes.

The Share Exchange has been being accounted for as a “reverse acquisition,” and Symbid Holding is deemed to be the acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Share Exchange are those of Symbid Holding and are recorded at the historical cost basis of Symbid Holding. The condensed consolidated financial statements after completion of the Share Exchange include the assets and liabilities of Symbid Holding, historical operations of Symbid Holding and operations of the Company and its subsidiaries from the Closing Date of the Share Exchange. As a result of the issuance of the shares of our common stock pursuant to the Share Exchange, a change in control occurred as of the date of consummation of the Share Exchange.

1 - BUSINESS, ORGANIZATION AND LIQUIDITY (Continued)

The main operating entity of Symbid Corp. is Symbid B.V. (“Symbid B.V.”) and was incorporated in Utrecht, The Netherlands on March 29, 2011 under the laws of the Netherlands. The Company was launched in April 2011 in its headquarters in Rotterdam, The Netherlands as one of the first equity based crowdfunding forerunners worldwide. Entrepreneurs use Symbid to obtain business growth funding from the crowd in exchange for a part of the equity of their company. Investors can participate for as little as $23, and become shareholders of start-up companies or growing businesses in need of capital.

Founded as the provider of one of the first equity based crowdfunding platforms, our business evolved in 2015 into a fully integrated, data driven, user friendly online funding network consisting of several products and services known as The Funding Network™. The Funding Network™ is intended to give small and medium sized entities (“SMEs”) direct access to all forms of finance, while offering investors full transparency on the potential risks and return of their portfolios and was developed in response to the following funding hurdles affecting entrepreneurs and investors in general and SMEs in particular:

●	Limited or no structured distribution channels for SME finance other than banks, increasing the mismatch between entrepreneurs and financiers;

●	No centralized platform for (alternative) financiers, making it difficult and inefficient to find the right financier at the right time;

●	No standardized data protocols for SME data, leading to costly and time-intensive (offline) screening and monitoring;

●	Limited financial skills of entrepreneurs leading to unnecessary inefficiencies and obstacles within the financing process; and

●	Decline in bank financing due to new regulations and recent financial crises, leaving a vacuum in the life cycle of SME financing.

On February 20, 2015, Symbid Italia SPA (“Symbid Italia”), an Italian corporation was created to develop the business of equity crowdfunding in Italy, was formed by our wholly owned subsidiary, Symbid Holding B.V., together with Banca Sella Holding SPA (“Banca Sella”) and Marco Bicocchi Pichi. Through Symbid Italia, we intend to create a new online funding platform, based on our existing crowdfunding technology, in which Italian investors and entrepreneurs can connect, fund, grow together and digitalize financial services for Italian small and medium enterprises. Symbid Italia represents the first stage of the European roll-out of our crowdfunding platform outside of The Netherlands. In connection with the formation of Symbid Italia, we paid $284,525 for a 50.1% ownership interest. Banca Sella holds a 29.94% ownership interest and Mr. Pichi holds a 19.96% interest. At September 30, 2015, the Company holds a controlling interest of 50.1% in Symbid Italia, as such, the results of Symbid Italia’s operations have been included in the condensed consolidated financial statements (see Note 8).

As of September 30, 2015, the Company has a 14.53% ownership in Kredietpaspoort Coöperatie U.A. (“Kredietpaspoort”), a Cooperative located in the Netherlands, through its wholly owned subsidiary Symbid B.V. and Symbid Coop, a variable interest entity which we effectively control through corporate governance rather than through any ownership further discussed in Note 4. The Kredietpaspoort is a cloud- based platform that is in development to provide credit evaluation and financing options to SME companies in the Netherlands. In addition, the Company’s Chief Commercial Officer owns a 5.72% interest in Kredietpaspoort. At December 31, 2014, the combined holdings in Kredietpaspoort by Symbid B.V., Symbid Coop and our executive officer totaled approximately 20.25% (see Note 4).

1 - BUSINESS, ORGANIZATION AND LIQUIDITY (Continued)

During the first quarter of 2015, the Company sold its remaining interest in Gambitious Coöperatie UA (“Gambitious Coop”) to better align the goals of the Company. As of December 31, 2014, the Company, through its ownership in Gambitious Coop had a 12% indirect ownership interest in Gambitious B.V. (“Gambitious”), a company located in the Netherlands, which uses the Company’s platform to raise capital for video games produced by a wide range of developers (see Note 4).

As of September 30, 2015 and December 31, 2014, the Company held a 7% ownership interest in Equidam Holding B.V. (“Equidam”). Equidam started as an online valuation tool for private companies with a particular focus on SME’s, Equidam now also offers simple monitoring services to investors on the Company’s platform.

Liquidity and Going Concern Matters
The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles, which contemplates continuation of the Company as a going concern.

The Company has suffered recurring losses during the three months ended September 30, 2015 and 2014 of $632,293 and $750,020, respectively. Losses during the nine months ended September 30, 2015 and 2014 were $1,767,314 and $1,658,320, respectively. At September 30, 2015 and December 31, 2014, the Company had a working capital deficit of $712,174 and $456,208, respectively. As of September 30, 2015, the Company had cash on hand of $960,845 and current liabilities to credit institutions of $34,013. The recurring losses raise substantial doubt about the Company’s ability to continue as a going concern. The recoverability of a major portion of the recorded asset amounts shown in the accompanying condensed consolidated balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flows from operations. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets and classifications that might be necessary in the event the Company cannot continue in existence.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its significant subsidiaries on a combined and consolidated basis. The Company also includes subsidiaries over which a direct or indirect legal or effective control exists and for which the Company is deemed to direct the significant activities and has the obligation to absorb the losses or benefits of the entities. Intercompany balances and transactions with other consolidated entities have been eliminated. The condensed consolidated financial statements have been prepared in accordance with U.S. GAAP, and include the Company’s accounts as well as those of a certain variable interest entity (“VIE”) for which the Company is the primary beneficiary. All inter-company accounts and transactions have been eliminated.

Reclassifications
Certain reclassifications have been made to the 2014 financial statements to conform to the condensed consolidated 2015 financial statement presentation. These reclassifications had no effect on net earnings or cash flows as previously reported.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Noncontrolling Interests
The Company presents noncontrolling interests as a component of equity. Changes in a parent’s ownership interest while the parent retains its controlling interest will be accounted for as equity transactions, and upon loss of control, retained ownership interest will be re-measured at fair value, with any gain or loss recognized in earnings. Income and losses attributable to the noncontrolling interest associated with Symbid Coop and Symbid Italia are presented separately in the Company’s condensed consolidated statement of operations.

Revenue Recognition
Crowdfunding
The Company generates its revenue from registration, administration and success fees within The Funding Network. Registration fee revenue is recognized as new portfolio companies register to The Funding Network.  Revenue from administration fees are collected from investors and recognized on a monthly basis calculated as a percentage of the volume of investments during the reporting period. Revenue from success fees are recognized at the time the loan or equity crowdfunding proposition is successfully funded and there are no further obligations to the portfolio company. There is no credit risk since the fees are collected directly at the moment that the transaction takes place on the platform. There is no right of return to investors once a crowdfunding proposition has been successfully funded.

Monitoring
On June 16, 2015, Loan Crowdfunding was launched by our wholly owned subsidiary, Symbid Holding B.V. The launch of this new peer-to-business lending service is intended to complement our existing Equity Crowdfunding service and support the development of our online funding platform for start-ups and small businesses, The Funding Network. The service will make use of our monitoring technology to provide investors ongoing insights into the performance of the business to which they have lent money. All businesses funded via Loan Crowdfunding will be required to register for Monitoring by Symbid for one full year via a monthly-based subscription model.  Revenue related to monitoring start packages is recognized ratably over the term of the subscription.

Other
Revenue related to licensing is recognized on a monthly basis determined by the contracted monthly license fee. If the monthly license fee is not paid, the Company is entitled to set the platform offline.

Revenues from URL services are based on a fixed annual fees and recognized ratably over the contract period, typically one year.

Revenues from website development, and white label portal agreements are recognized when an agreement is signed, the fee is fixed or determinable and collectability is reasonably assured.

Fair Value of Financial Instruments
The accounting standard for fair value establishes a framework for measuring fair value and enhances fair value measurement disclosure. Under the provisions of the pronouncement, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Company’s current financial assets and liabilities approximate fair value due to their short term nature and include cash accounts. The Company’s borrowings approximate fair value as the rates of interest are similar to what they would receive from other financial institutions. Refer to Note 10 on derivative liability- warrants which have been classified as Level 3 instruments.

Derivative Liability - Warrants
In connection with the December 6, 2013 private placement offering (“PPO”) with a final closing on May 20, 2014, the Company issued warrants to purchase shares of its common stock to investors who purchased units in the PPO (“Investor Warrants”). The Company also issued warrants to purchase shares of its common stock to brokers in connection with the PPO (“Broker Warrants”). Both the Investor and Broker Warrants, at the option of the holder, may be exercised by cash payment of the exercise price to the Company. The warrants may be exercised on a cashless basis in accordance with the warrant agreement commencing one year after the initial closing date of the PPO if no registration statement registering the shares underlying the warrants is then in effect. Further, the exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including stock splits, stock dividends, and future issuances of the Company’s equity securities. As a result, the fair value of these warrants were classified as liabilities under the provisions of FASB ASC Topic 815-40, Contracts in an Entity’s Own Equity, as they are not indexed to the Company’s own stock. The fair value of these warrants was estimated using a Monte Carlo simulation. The Company updates its estimate of the fair value of the warrant liabilities in each reporting period as new information becomes available and any gains or losses resulting from the changes in fair value from period to period are included as other income or expense. The Company thus uses model-derived valuations where inputs are observable in active markets to determine the fair value and accordingly classify such warrants in Level 3 in the fair value hierarchy per ASC 820, Fair Value Measurements.

Concentrations of Credit Risk
Cash Held in Banks
The Company has cash balances at financial institutions located in the Netherlands. Balances at financial institutions in the Netherlands may, from time to time, exceed insured limits. Currently the insured limit amounts to $112,000.

Accounts Receivable
Customer accounts typically are collected within a short period of time, and based on its assessment of current conditions and its experience collecting such receivables, management believes it has no significant risk related to its concentration within its accounts receivable.

Foreign Currency Translation
The Company uses the United States dollar (“U.S. dollars” or “USD”) for financial reporting purposes and to maintain its books and records. The Company’s subsidiaries maintain their books and records in their functional currency, the Euro (“EUR”), the currency of the Netherlands.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation (Continued)
In general, for consolidation purposes, the Company translates its assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, the statements of operations and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.  Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements are recorded as accumulated other comprehensive income or loss.

As of September 30, 2015 and December 31, 2014, the balance sheet accounts, with the exception of equity, were translated at 1 EUR to $1.1243 and $1.2155, respectively. The average translation rates applied to the statements of operations and cash flows for the three months ended September 30, 2015 and 2014 were 1 EUR to $1.1122 and 1 EUR to $1.3266, respectively. The average translation rates applied to the statements of operations and cash flows for the nine months ended September 30, 2015 and 2014 were at 1 EUR to $1.1154 and 1 EUR to $ 1.3560, respectively.

Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is charged to operations using the straight-line method over the estimated useful lives of 5 years. Property and equipment consists mainly of computers.

Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation are eliminated from the accounts in the period of disposal, and any resulting gains or losses are included in operations.

Intangible Assets with Definite Lives
An intangible asset arose as the result of the acquisition of the FAC B.V., a limited liability entity incorporated in the Netherlands, resulting in the acquisition of a perpetual, worldwide, exclusive license to a software library of infrastructure technology. The Company amortizes the costs of the acquired intangible asset using the straight- line method over the estimated useful life of 7 years.

The carrying value of the intangible asset with a definite life is reviewed on a regular basis for the existence of facts or circumstances that the intangible asset may be impaired. An asset is considered impaired when the undiscounted future cash flows expected to result from its planned use are less than the carrying value. If the carrying value of an asset is deemed not recoverable, it is adjusted downward to its estimated fair value.

Income Taxes
Income taxes have been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes result from differences between the financial statement and tax bases of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment.

Net Loss Per Common Share
Basic and diluted net loss per share is presented in conformity with ASC Topic 260, Earnings per Share, for all periods presented. In accordance with this guidance, basic and diluted net loss per share was determined by dividing net loss applicable to common stockholders by the weighted- average common shares outstanding during the period. In a period where there is a net loss position, diluted weighted average shares are the same as basic weighted average shares. Shares used in the diluted net loss per common share calculation exclude potentially dilutive share equivalents as the effect would be antidilutive.

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties
The Company’s operations are subject to a number of risks, including but not limited to, changes in the general economy, demand for the Company’s platform, the success of its customers, research and development results, uncertainties surrounding crowdfunding rules and regulations, and the ability to attract new funding.

Accounts Receivable
Accounts receivable are carried at the amount billed to a customer, net of the allowance for doubtful accounts, which is an estimate for credit losses based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

The Company reviews the collectability of accounts receivable based on an assessment of historical experience, current economic conditions, and other collection indicators. At September 30, 2015 and December 31, 2014, the Company has recorded an allowance for doubtful accounts for $18,446 and $4,672, respectively.

Comprehensive Loss
Comprehensive loss refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive loss but are excluded from net loss as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive loss is comprised of foreign currency translation adjustments.

Cost Method Investments
Direct and or indirect investments in business entities in which the Company does not have a controlling financial interest and has no ability to exercise significant influence on operating and financial policies (generally 0-20 percent ownership) are accounted for by the cost method.

Equity Method Investments
Direct and/or indirect investments in business entities in which the Company does not have a controlling financial interest, but has the ability to exercise significant influence on operating and financial policies (generally 20-50 percent ownership) are accounted for by the equity method.

Recent Accounting Pronouncements
No new accounting standards have been adopted since the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. No recently issued accounting pronouncements had or are expected to have a material impact on the Company’s condensed consolidated financial statements.

3 - VARIABLE INTEREST ENTITY- SYMBID COOP

The Company holds a variable interest in Symbid Coöperatie UA (“Symbid Coop”). Symbid Coop is the lessee of the Company’s online crowdfunding platform. Symbid B.V. licenses the online platform exclusively to Symbid Coop. The management of Symbid Coop is the same as the management of Symbid B.V. and Symbid Holding.

The Company has an implicit variable interest in Symbid Coop through common control and management has the ability to compel payment whether stated or silent in the lease agreement. The Company is deemed to be the primary beneficiary of Symbid Coop and has a controlling financial interest as it has the power to direct the activities of the VIE that most significantly impact Symbid Coop’s economic performance.

The Company reassesses every reporting period the presentation of Symbid Coop to conclude if consolidation is required. As such, the conclusion regarding the primary beneficiary status is subject to change and circumstances are continually reevaluated.

3 - VARIABLE INTEREST ENTITY- SYMBID COOP (Continued)

The classification and carrying amounts of assets and liabilities of Symbid Coop in the condensed consolidated balance sheet are as follows:

	September 30, 2015	December 31, 2014
Current assets	$31,639	$43,497

Current liabilities	$125,191	$121,521

The assets related to Symbid Coop are not restricted.

4 - INVESTMENTS IN ASSOCIATED COMPANIES

Kredietpaspoort
As of April 2014, Symbid B.V. and Symbid Coop acquired membership interests of 6.50% and 6.03% of Kredietpaspoort, respectively. The initial investments in Kredietpaspoort by Symbid B.V. and Symbid Coop of approximately $17,000 and $16,000, respectively, are recorded in Investments in Associated Companies. In addition, during 2014 our Chief Executive Officer and Chief Commercial Officer, both of whom are Directors of the Company, each acquired membership interests of 5.15% and 4.96%, respectively, in Kredietpaspoort. In December of 2014, our Chief Executive Officer sold his interest of 5.15% in Kredietpaspoort, also there was a re-allocation of memberships. At September 30, 2015, our Chief Commercial Officer holds an interest of 5.72%, while the interests of each Symbid Coop and Symbid B.V. are 6.96% and 7.57%, respectively. As a result our combined interest decreased from 22.64% to 20.25%. The Company continues to account for its investment in Kredietpaspoort on the equity method basis of accounting, as Symbid has the ability to exercise significant influence over the operating and financial policies of Kredietpaspoort through representation on the Kredietpaspoort board of directors and the combined voting interest of Symbid and its Chief Commercial Officer. As of December 31, 2014, the Kredietpaspoort investment balance has been reduced to nil, as the Company has suffered losses beyond the initial investment balance.  As of September 30, 2015, the initial investment has not been recovered.

Gambitious
In previous periods, the Company had an indirect ownership interest in Gambitious B.V. (“Gambitious”), a Company located in the Netherlands, which used the Company’s platform to raise capital for video games produced by a wide range of developers. On February 9, 2015, we sold our remaining 12% indirect interest in Gambitious for $20,360 and recorded a gain on investment of approximately $11,500 which is included in other income in the condensed consolidated statement of operations for the nine month period ended September 30, 2015. The Company feels that Gambitious is no longer a strategic fit with its evolving operations for the following reasons; Gambitious B.V. had incurred losses during 2014, the decision by Gambitious B.V. to switch its business focus to the publishing of games and the requirement of additional capital contributions from its existing owners.

As of December 31, 2014, the Company remained an indirect shareholder in Gambitious B.V. for 12% of total shares issued. At December 31, 2014, the Company has accounted for its investment in Gambitious Coöperatie UA (“Gambitious Coop”) on the equity method basis of accounting.

In May 2014, the Company sold 193 memberships in Gambitious Coop. As a result of this transaction, the Company had a direct interest in Gambitious Coop of 42%.

4 - INVESTMENTS IN ASSOCIATED COMPANIES (Continued)

Gambitious (Continued)
In April 2014, the Company participated in a funding round of Gambitious and contributed capital of approximately $25,000.

In February 2014, the Company sold 912 memberships in Gambitious Coop.  As a result of this transaction, the Company’s direct interest in Gambitious Coop decreased from 63% to 46% and the Company lost its controlling interest. Accordingly, during the first quarter of 2014 Symbid deconsolidated the assets, liabilities and equity components related to Gambitious Coop and recognized a loss in other income and expense of $1,631 for the three months ended March 31, 2014. The deconsolidation of Gambitious Coop did not have a material impact on the condensed consolidated financial statements of the Company.

Equidam
In August 2013, the Company acquired a 10% interest in Equidam for $ 1,128. As of September 30, 2015, the Company currently has a 7% ownership in Equidam, as the initial investment was diluted through a subsequent round of seed funding. The Company is accounting for their investment in Equidam on the cost basis. There have been no intercompany transactions with Equidam in the reporting period.

5 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	September 30, 2015	December 31, 2014
Advisory and professional costs	$75,669	$44,591
Travel and hotel costs	-	4,478
Development costs	-	14,174
Management fees	-	11,190
Interest	19,297	10,717
Wage tax' return	3,023	17,992
Holiday pay allowance/Net salary	32,424	53,555
Penalty waiver	14,630	14,630
Marketing costs	19,465	70,347
Accrued stock liability	8,761	21,841
VAT related to Symbid Coop.	-	10,828
Other current liabilities	15,900	17,197
	$189,169	$291,540

All amounts are payable within one year.

6 - NOTES PAYABLE

	September 30, 2015	December 31, 2014
Line of credit	$-	$-
Working capital facility	102,024	128,685
Subordinated loan – related party	75,272	81,378
8% Convertible promissory notes	545,756	-
Total notes payable	723,052	210,063
Less - Current Maturities	(34,013)	(118,149)
Notes payable, less current maturities	$689,039	$91,914

Working Capital Facility
The Company has two credit facilities with the Rabobank, a national bank in the Netherlands.

The facility consists of the following two agreements:

1.
Long term loan for approximately $204,000, bears interest of 6.4%, principal and interest is payable quarterly. The loan decreases on a quarterly basis by approximately $8,000, starting on September 30, 2012. As of September 30, 2015, the loan balance was approximately $102,000.

2.
A line of credit of approximately $67,000 with a floating interest rate of approximately 8.4% and 8.15% at September 30, 2015 and December 31, 2014, respectively. There was no balance on the credit facility at September 30, 2015.

The working capital facility is secured by the following assets:

1.	Assets of the Company including receivables and intellectual property developed by the Company.
2.	Guarantee by principal members of management up to approximately $55,000.
3.	Guarantee by the Netherlands government for the remaining balance in a hypothetical liquidation up to approximately $244,000.

8% Convertible Promissory Notes
On June 10, 2015, the Company entered into a subscription agreement to conduct a private offering consisting of a minimum of $250,000 and up to a maximum of $1,500,000 of 8% unsecured convertible promissory notes (the “Notes”), convertible into common shares of the Company’s common stock.  The Notes have a three year maturity from the date of issue and interest is payable annually. The Notes may be redeemed at any time after issuance by the Company for a pre-payment fee of 10% of the principal balance plus outstanding interest due. The Notes have an optional conversion feature price of $.25 per share that can be exercised any time. However, upon maturity the mandatory conversion price is the lesser of (a) $0.25 or (b) the amount equal to 20% discount to the 10 day volume weighted average price per share for the period immediately prior to the mandatory conversion date with a floor price of $0.10 per share. The subscribers have been granted preemptive rights allowing participation in future financings at the then current price for a term of three years so that such subscriber may maintain its pro-rata interest in the Company.

We evaluated the notes under ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging and identified an embedded feature that did not meet the definition of a derivative instrument under the net settlement criteria. This determination was made based on the restrictions on the shares upon conversion which would preclude the shares from being readily convertible into cash.  In addition, we evaluated whether an active market could rapidly absorb the quantity of stock to be received upon conversion and noted that the number of shares to be converted is relatively large as compared to the daily trading volume of the publicly traded shares.

6 - NOTES PAYABLE (Continued)

8% Convertible Promissory Notes (Continued)
Because the conversion rate of the Notes was less than the market value of the Company’s stock on the closing dates, the Company will record a beneficial conversion feature (“BCF”). The BCF is calculated by using the most favorable conversion price that would be in effect at the conversion date to measure the intrinsic value of an embedded conversion option. The BCF is recorded to additional paid-in capital with an offset to debt discount as prescribed by ASC 470-20. The discount against the Notes will be accreted to interest expense using the effective interest rate method.

On July 14, 2015 the initial closing of the Notes took place under which the Company raised $250,000 from a total of seven investors. The Company recorded a debt discount related to the BCF of $62,500 resulting in an effective interest rate of 9.70%. For the three and nine months ended September 30, 2015, the Company recorded non-cash interest expense of $922 related to the amortization of the debt discount.  Accrued interest at September 30, 2015 is $1,013 and included in accrued expenses and other current liabilities. Debt issue costs associated with the initial closing were insignificant.

On July 14, 2015, four investors from the July 14, 2015 closing converted an aggregate of $190,000 in Notes into 760,000 shares of unregistered common stock. The conversion resulted in the recording of $47,500 in interest expense and a corresponding reduction to the debt discount associated with these Notes.

On September 8, 2015 the Company held the final closing of the Notes under which it raised $1,250,000 from a total of six investors. The Company recorded a debt discount related to the BCF of $759,876 resulting in an effective interest rate of 32.42%. For the three and nine months ended September 30, 2015, the Company recorded non-cash interest expense of $9,710 related to the amortization of the debt discount.  Accrued interest at September 30, 2015 is $6,111 and included in accrued expenses and other current liabilities. Debt issue costs associated with the final closing were insignificant.

Convertible promissory notes payable as of September 30, 2015 are as follows:

	Principal	Accrued Interest	Debt Discount	Balance As of September 30, 2015
8% Convertible promissory notes July 14, 2015	$60,000	$1,013	$(14,078)	$46,935
8% Convertible promissory notes September 8, 2015	1,250,000	6,111	(750,166)	505,945
	$1,310,000	$7,124	$(764,244)	$552,880

Subordinated Loan - Related Party
On September 15, 2011, the Company entered into a loan agreement with a stockholder of the Company for approximately $74,000 due on September 15, 2015 with interest only payments of 4% per annum. On September 15, 2015, the maturity date of the loan was extended to December 31, 2016. The loan is subordinate to the interests of the working capital facility and is unsecured. As of September 30, 2015 accrued and unpaid interest is $10,840.

6 - NOTES PAYABLE (Continued)

Aggregate Maturity Schedule of Borrowings
The aggregate maturities of long-term debt outstanding as of September 30, 2015 are as follows:

Year ending September 30,
2016	$34,013
2017	109,284
2018	1,343,999
$1,487,296

7 – CAPITAL STOCK

Common and Preferred Stock
The Company’s Certificate of Incorporation authorizes the issuance of 300,000,000 shares of capital stock, consisting of 290,000,000 shares of Common Stock and 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share.

Net Loss per Share
Basic and diluted net loss per share is presented in conformity with ASC Topic 260, Earnings per Share, for all periods presented. In accordance with this guidance, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted-average common shares outstanding during the period. In a period where there is a net loss position, diluted weighted-average shares are the same as basic weighted-average shares. Shares used in the diluted net loss per common share calculation exclude potentially dilutive share equivalents as the effect would be antidilutive. As of September 30, 2015 there are 5,853,530 Investor and 93,000 Broker Warrants which are excluded on the aforementioned basis. Unvested shares are excluded from the computation of basic earnings per share unless they are considered “participating securities”, but are included in computing diluted earnings per share. As of September 30, 2015, there are 211,332 unvested shares. As of September 30, 2015, there are 5,651,176 shares related to the convertible Notes that would be potentially dilutive if converted.

Private Placement Offerings
On June 16, 2015, the Company completed a private placement offering in which 200,000 shares of common stock were sold to a related party at $.50 per share generating gross proceeds of $100,000. In connection with the private placement offering the Company incurred advisory and professional fees of $1,050.

On January 28, 2015, the Company completed a private placement offering in which 1,248,232 shares of common stock were sold at $.50 per share generating gross proceeds of $624,116. In connection with the private placement offering the Company incurred advisory and professional fees of $21,410.

On May 20, 2014 and February 5, 2014, the Company completed closings under the December 6, 2013 PPO in which 2,380,810 and 373,984 units were sold, respectively. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The investor warrants are exercisable for a period of three years at a purchase price of $0.75 per share. As of September 30, 2014, the Company had issued 93,000 warrants to a placement agent as a commission. The broker warrants are exercisable for a period of three years at a purchase price of $0.50 (see Note 10).

7 – CAPITAL STOCK  (Continued)

Private Placement Offerings (Continued)
The May 20, 2014 and February 5, 2014 closings under the December 6, 2013 PPO generated gross proceeds of $1,190,405 and $186,987, respectively. In connection with the May 20, 2014 closing, we incurred advisory and professional fees of $81,724, none of which were allocated to equity issuance costs and deducted from additional paid- in capital. In connection with the February 5, 2014 closing, we incurred advisory and professional fees of $80,251, of which issuance costs of $7,750 were allocated to equity issuance costs and deducted from additional paid in capital.

The following table displays the allocation of proceeds in connection with the December 6, 2013 PPO for the nine months ended September 30, 2014:

Gross proceeds from the PPO	$1,377,392
Issuance costs	(7,750)
Proceeds allocated to warrant liability	(264,369)
Proceeds allocated to common stock	$1,105,273

2013 Stock Incentive Plan
Before the Share Exchange on December 6, 2013, our Board of Directors adopted, and our stockholders approved, our 2013 Equity Incentive Plan (the “2013 Plan”), which provides for the issuance of incentive awards of up to 5,000,000 shares of our common stock to officers, key employees, consultants and directors. Refer to Note 9 on share based compensation plans.

Common Stock Issued for Services
During the three months ended September 30, 2015 and 2014, the Company issued 71,991 and 123,872 shares common stock as consideration for professional services valued at $21,930 and $56,536, respectively. During the nine months ended September 30, 2015 and 2014, the Company issued 74,991 and 189,570 shares common stock as consideration for professional services valued at $22,560 and $88,859, respectively.

During the three and nine months ended September 30, 2015, the Company issued 222,763 and 455,913 shares of fully vested restricted common stock to non- employee advisors and consultants as consideration for services performed. The fair value of fully vested restricted common stock issued to advisors and consultants during the three and nine months ended September 30, 2015 was $66,474 and $159,826.

Cancellation of Escrow Shares
In connection with the Share Exchange described in Note 1, 9,170,000 shares of the Company’s common stock was held in escrow for the potential acquisitions of Gambitious and Equidam (“Acquisition Escrow Shares”) and an additional 600,000 shares was placed in escrow to secure the indemnification obligations of the shareholders of the Company. Of the 9,170,000 shares held in escrow, 5,000,000 and 3,000,000 of the Acquisition Escrow Shares were assigned to the potential acquisitions of Gambitious and Equidam, respectively. The remaining 1,170,000 shares in escrow are in recognition of the pre- Share Exchange shareholders ownership interests in Gambitious of 18%, resulting in 900,000 shares, and Equidam of 9%, resulting in 270,000 shares, which are to be distributed on a pro- rata basis to the pre- Share Exchange shareholders of the Company upon the earlier of (i) the closings of the respective acquisitions of Gambitious or Equidam or (ii) six months following the close of the Share Exchange on June 6, 2014.

7 – CAPITAL STOCK  (Continued)

Cancellation of Escrow Shares
On June 6, 2014, the Company determined not to proceed with the purchase of the additional shares in Gambitious, resulting in the cancellation of the 5,000,000 shares of common stock held in escrow.  An additional 300,000 shares were cancelled from the 900,000 shares due to the pre- Share Exchange shareholders as a result of subsequent sales of membership interests in Gambitious BV in February 2014 and May 2014 described in Note 4, which reduced the Company’s indirect ownership interest in Gambitious from 18% to 12%.

On September 2, 2014, the Company determined not to proceed with the purchase of the additional shares in Equidam, resulting in the cancellation of the 3,000,000 shares of common stock held in escrow.

8 – NONCONTROLLING INTERESTS

The composition of the net loss attributable to noncontrolling interests are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Symbid Coop- 100%	$(14,149)	$(14,631)	$(24,371)		$(29,652)
Symbid Italia – 49.9%	(13,328)	—	(34,109)		—
Gambitious Coop*	—	—	—		(602)
Total	$(27,477)	$(14,631)	$(58,480)	$	(30,254)

*Prior to the loss of control in Gambitious Coop in February 2014, the Company held a noncontrolling interest of 37%.

The composition of noncontrolling interests as reported in the balance sheets are as follows:
	September 30, 2015	December 31, 2014
Symbid Coop - 100%	$(96,762)	$(78,025)
Symbid Italia – 49.9%	111,421	-
Total equity (deficit) attributable to noncontrolling interests	$14,659	$(78,025)

Symbid Italia
In connection with the formation of Symbid Italia on February 20, 2015 (Refer to Note 1), the Company paid $284,525 for a 50.1% ownership interest. Two other shareholders obtained 29.94% and 19.96% ownership interests and collectively own a 49.9% noncontrolling interest in Symbid Italia. Upon formation, to reflect the Company’s 50.1% equity interest in Symbid Italia, we reduced our investment through a charge to additional paid capital of $129,918. The reduction to additional paid in capital reallocated the equity balances between the Company’s controlling interest and the noncontrolling interest.

9 - SHARE BASED COMPENSATION PLAN

2013 Stock Incentive Plan
Under the 2013 Plan, 5 million shares of the Company’s common stock have been reserved for issuance to officers, employees, directors, consultants and advisors to the Company. The 2013 Plan provides for grants of options, stock appreciation rights, performance share awards, restricted stock and restricted stock unit awards (“the Awards”). Up to 1,666,666 shares may be granted during the first 12 months following the Share Exchange and the remaining 3,333,332 shares may be granted during the first 24 months following the Share Exchange. As of September 30, 2015 there are 3,716,932 shares available for issuance under the 2013 Plan. The vesting period for the Awards under the 2013 Plan is determined by the Board at the date of grant.

During the three months ended September 30, 2015, we awarded 133,332 restricted stock units ("RSUs") to four board members under the 2013 Plan. During the nine months ended September 30, 2015, we awarded 280,568 RSUs to three employees, two members of management and four board members under the 2013 Plan. During the nine months ended September 30, 2015 there were 9,750 forfeitures of restricted stock. During the three and nine months ended September 30, 2014 we awarded 905,750 restricted stock units ("RSUs") to 16 employees including our four executive officers. There were no forfeitures of RSU’s during the nine months ended September 30, 2014. Each restricted stock unit represents the right to receive one share of our restricted common stock upon vesting.

During the three and nine months ended September 30, 2015, 8,000 and 888,736 RSUs vested. During the three and nine months ended September 30, 2015, there were nil and 9,750 forfeitures of restricted stock. The fair market value for stock-based compensation expense is equal to the closing price of our common stock on the date of grant, which is measured based on the publicly traded share price. The restrictions on the stock awards are released generally over one year.

The Company recognized share based compensation expense for employee awards of approximately $11,000 for the three months ended September 30, 2015, of which $10,000 and $1,000 was recorded in selling, general and administrative expenses and research and development, respectively. The Company recognized share based compensation expense for employee awards of approximately $242,000 for the nine months ended September 30, 2015, of which $209,000 and $33,000 is recorded in selling, general and administrative expenses and research and development, respectively.

The Company recognized share based compensation expense for employee Awards of approximately $80,000 for the three and nine month periods ended September 30, 2014, of which $77,000 and $3,000 was recorded in selling, general and administrative expenses and research and development, respectively.

Unrecognized compensation expense for unvested employee RSUs at September 30, 2015 was approximately $29,000, which is expected to be recognized over the remaining weighted average period of .69 years.

Non-employee Share Based Compensation
Share- based compensation expense related to restricted stock and restricted stock units (collectively ‘Non-Employee Awards’) granted to non- employees is measured at the fair value of consideration received or the fair value of the equity instruments issued or liabilities incurred, whichever is more reliably measured. The cost of the share based payments to non- employees that are fully vested and non- forfeitable as at the grant date are remeasured and recognized at that date, unless there is a contractual term for services, in which case such compensation would be amortized over the contractual term.

9 - SHARE BASED COMPENSATION PLAN (Continued)

During the nine months ended September 30, 2015, we awarded 30,000 RSU’s to one advisor under the 2013 Plan. There were no grants during the three month period ended September 30, 2015. During the three and nine months ended September 30, 2014 we awarded 119,000 RSUs to four advisors. Each restricted stock unit represents the right to receive one share of our restricted common stock upon vesting.

During the three and nine month periods ended September 30, 2015, 56,500 and 137,500 Awards vested. During the nine month period ended September 30, 2014, 19,000 Awards vested. As of September 30, 2015, no non-employees have forfeited restricted stock or RSUs awarded under the 2013 Plan.

Under the 2013 Plan, for the three and nine months ended September 30, 2015, the Company recognized share based compensation expense for non-employees of $11,000 and $30,000. As of September 30, 2015, the Company has recorded approximately $9,000 in accrued expenses and other liabilities related to these non- employee share arrangements, which are either subject to continued contractual service conditions or have not been settled in common stock of the Company. Unrecognized compensation expense for unvested non-employee RSUs at September 30, 2015 was approximately $15,000, which is expected to be recognized over a weighted average of 0.36 years.

10 – DERIVATIVE LIABILITY – WARRANTS

The fair value of 5,853,530 investor and 93,000 broker warrants issued, under which an aggregate of the 5,946,530 shares of the Company’s common stock may be purchased in connection with the December 6, 2013 PPO, totaled $570,268, of which $558,996 related to Investor Warrants and $11,272 related to Broker Warrants.

The Company used a Monte Carlo simulation to estimate the fair value of the warrants. In order to estimate the fair value of the anti-dilution feature, the Company estimated the potential impact of future financing needs on the warrants. A Monte Carlo simulation is a method used to iteratively calculate the value of the warrants using simulated stock price paths over the life of the warrants.

The fair value of the warrants issued was recorded in accordance with FASB ASC Topic 815-40, Contracts in Entity’s Own Equity. Accordingly, the Company determined that the fair value of the warrants represented a liability because the warrants had an anti-dilution restriction. The fair value of the warrants was recalculated each reporting period with the change in value taken as other income or expense in the Condensed Consolidated Statements of Operations.

As of May 19, 2015, February 4, 2015, December 5, 2014, the anti-dilution provision on the warrants issued May 20, 2015, February 5, 2014 and December 6, 2013, respectively, expired. The expiration of this term resulted in the reclassification of warrants into equity.

10 – DERIVATIVE LIABILITY – WARRANTS (Continued)

The following table summarizes the activity in Derivative liability- warrants within long term liabilities for the periods indicated:

	Nine Months Ended September 30, 2015
	December 31, 2014 Fair Value of Warrant Liability	Fair Value of Warrants Issued	Change in Fair value of Warrant Liabilities	Reclassification of Warrants to Equity, period ended September, 30, 2015	September 30, 2015 Fair Value of Warrant Liability
Investor Warrants	$151,763	$-	$7,791	$(159,554)	$-
Broker Warrants	1,391	-	-	(1,391)	-
Total	$153,154	$-	$7,791	$(160,985)	$-

	Nine Months Ended September 30, 2014
	December 31, 2013 Fair Value of Warrant Liability	Fair Value of Warrants Issued	Change in Fair value of Warrant Liabilities	Reclassification of Warrants to Equity, period ended September 30, 2014	September 30, 2014 Fair Value of Warrant Liability
Investor Warrants	$294,298	$262,521	$(159,977)	$-	$396,842
Broker Warrants	9,364	1,854	(1,008)	-	10,210
Total	$303,662	$264,375	$(160,985)	$-	$407,052

11 - RELATED PARTY TRANSACTIONS

Management Fees
Following the Share Exchange on December 6, 2013, the three officers of the Company entered into employment agreements and became salaried employees of Symbid Corp. During the three and nine month periods ended September 30, 2015, there were no expenses recorded under these agreements. As of December 31, 2014, balances due under these agreements were approximately $11,000 and are recorded in accounts payable and accrued expenses. During the three month and nine month periods ended September 30, 2014, total expenses recorded under these agreements were approximately $39,000 and $178,000, respectively.

Other
See Note 6 for related party financing arrangement with a related party.

12 – COMMITMENTS

Financial Public Relations Agreement (“FPR Agreement”)
On July 1, 2015, we entered into the FPR Agreement with Dynasty Wealth, LLC, (“Dynasty”) a Nevada limited liability corporation, pursuant to which we engaged Dynasty, on an independent contractor basis, to provide us with financial public relations services. The agreement had an initial term through August 31, 2015. The consulting fee for the initial term was paid during the three month period ended September 30, 2015 in the form of 60,000 shares of our common stock. Subsequent to the initial term the FPR agreement is subject to extension for up to three years.

12 – COMMITMENTS (Continued)

upon the achievement of certain milestones. On September 1, 2015, the agreement was extended and the Company will pay Dynasty $10,000 per month, payable in cash, common stock or a combination thereof.

As additional compensation to Dynasty for services rendered pursuant to the Agreement, we will issue Dynasty up to one million six hundred thousand (1,600,000) warrants to purchase shares of our common stock at a price of $0.50 per share. The issuance of the warrants is tied to the satisfaction of certain performance metrics involving market capitalization.

Fortion Agreement
On December 8, 2014 we entered into an agreement with Fortion Holding B.V., a Netherlands limited liability corporation conducting its business under the trade name Credion. Under the agreement with Credion, for the period January 1, 2015 through December 31, 2017, we may be required to issue up to an additional 1,000,000 shares of our restricted common stock as follows:

For the year ended December 31,	Shares of Restricted Common Stock
2015	250,000
2016	500,000
2017	250,000
1,000,000

The number of shares to be issued for each of 2015, 2016 and 2017 will be based upon the number of monitoring start packages of EUR 300 times the number of companies purchasing those packages from us that have been introduced to us by Credion. The value of this turnover will be translated into a number of shares of restricted stock based on the fair value valuation as at December 31 of the relevant time periods as defined in the table above, and maximized at the number of shares for the specific period payable on December 31, 2015, 2016 and 2017. For the three and nine months ended September 30, 2015, no monitoring start packages were sold under the agreement, as such, no shares have accrued or issued.

Advisory Services
As of September 18, 2014, the Company entered into an Advisory Agreement with Capital Markets Group LLC to provide investor and public relations services for a 12 month period for approximately $5,000 per month. The Company terminated the contract as of March 18, 2015 after 5 months, which was after the one month notice period.

Rental Agreement
As of January 1, 2014, the Company entered into a new rental agreement for its corporate offices in the Netherlands. Rent payments are $1,600 per month. The term of the rental agreement is two years and expires December 31, 2015. The annual commitment under this lease is approximately $19,000.

13- SUBSEQUENT EVENTS

On November 11, 2015, we entered into the First Amendment (the “Amendment”), effective as of August 31, 2015, to our July 1, 2015 Financial Public Relations Agreement (the “Agreement”) with Dynasty Wealth, LLC, (“Dynasty”) a Nevada limited liability corporation. Pursuant to the Agreement, we engaged Dynasty, on an independent contractor basis, to provide us with financial public relations services. The Agreement had an initial term that ran until August 31, 2015 and was subject to extension for up to three years thereafter upon the

13- SUBSEQUENT EVENTS (Continued)

achievement of certain milestones. Although the milestones were not achieved we agreed to extend the Agreement by signing the Amendment whereby we agreed upon new milestones.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statement Regarding Forward-Looking Information

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

The following discussion highlights the Company’s results of operations and the principal factors that have affected our financial condition, as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on the Company’s unaudited financial statements contained in this Quarterly Report, which we have prepared in accordance with United States generally accepted accounting principles. You should read this discussion and analysis together with such financial statements and the related notes thereto.

Company Background

Founded in The Netherlands in April 2011 as the provider of one of the first crowdfunding platforms, our business evolved in 2015 into a fully integrated, data driven, user friendly online funding network consisting of several products and services known as The Funding Network™. The Funding Network™ is intended to give small and medium sized entities (“SMEs”) direct access to all forms of finance, while offering investors full transparency on the potential risks and return of their portfolios and was developed in response to the following funding hurdles affecting entrepreneurs and investors in general and SMEs in particular:

●	Limited or no structured distribution channels for SME finance other than banks, increasing the mismatch between entrepreneurs and financiers;

●	No centralized platform for (alternative) financiers, making it difficult and inefficient to find the right financier at the right time;

●	No standardized data protocols for SME data, leading to costly and time-intensive (offline) screening and monitoring;

●	Limited financial skills of entrepreneurs leading to unnecessary inefficiencies and obstacles within the financing process; and

●	decline in bank financing due to new regulations and recent financial crises, leaving a vacuum in the life cycle of SME financing.

We established our company as a Dutch leader in equity-based crowdfunding having funded 84 small and medium sized enterprises (“SME”) with over €10 million (approximately $11 million) in total funding volume since inception. Approximately $82,500 has been raised by loan crowdfunding, $85,000 was raised through our reward or donation based crowdfunding platform but the majority of the funding ($10.85 million) being funded through equity-based crowdfunding.

Symbid Coöperatie U.A. is the contractor for all of our crowdfunding business in the Netherlands. We do not own or have any interest in Symbid Coöperatie U.A. Symbid Coöperatie U.A is a variable interest entity (“VIE”) which we, through Symbid B.V., effectively control through corporate governance rather than through any ownership. Because we own no interest in Symbid Coöperatie U.A., we have no right to receive any distributions from Symbid Coöperatie U.A. The revenues to us from Symbid Coöperatie U.A. come from administrative, success and management fees paid to us by Symbid Coöperatie U.A. Because of the corporate governance control structure, we consolidate the financial statements of Symbid Coöperatie U.A. with our own. If we were to lose control of Symbid Coöperatie U.A. through a loss of our majority vote on the members’ counsel of Symbid Coöperatie U.A., we would not be able to continue to consolidate the financial results of Symbid Coöperatie U.A. and this would have a negative impact on our financial condition and results of operations. For the nine month period ended September 30, 2015 and 2014, approximately 86% and 100% of our revenues, respectively, were derived from Symbid Coöperatie U.A. For the three month periods ended September 30, 2015 and 2014, we had net losses of $632,293 and $750,020, respectively.

Presently, all of the entrepreneurs making use of our crowdfunding platforms are located in The Netherlands and all of the investors are located in Europe with approximately 80% of such investors being located in The Netherlands. We do not presently provide equity based crowdfunding in the United States or to United States investors. The regulations governing equity based crowdfunding in the United States have not yet been adopted. There can be no assurance given that following the adoption of these regulations, we will be able to structure our United States crowdfunding operations, if any, in a manner that complies with such regulations.

On December 8, 2014 we entered into an agreement (the ‘”Agreement”) with Fortion Holding B.V., a Netherlands limited liability corporation conducting its business under the trade name Credion (“Credion”). Credion provides financial advisory services in the Dutch small and medium enterprise (“SME”) markets and specializes in debt and equity financings for SMEs. The Agreement provides for a strategic alliance between us and Credion in which Credion’s extensive network of investors and entrepreneurs will be connected with each other through our online funding platform. Credion will process the funding for its SME clients through our platform resulting in monthly recurring revenue and transaction fees for us. The alliance is intended to provide more efficient access to capital for SMEs while greatly improving SME data monitoring standards for investors. SMEs utilizing the platform will have direct access to Credion’s investor clients as well as our investors.

In August 2014 we incorporated in Germany our subsidiary Symbid Germany GmbH. We contributed capital of $7,749 to this subsidiary, which is currently an entity without operations. During 2015 Symbid Germany GmbH is expected to be capitalized, followed by an operational launch in the first quarter of 2016, however there can be no assurance this goal will be achieved.

Further to the planned European expansion of our equity crowdfunding operations, on February 20, 2015, Symbid Italia SPA (“Symbid Italia”), an Italian corporation created to develop the business of equity crowdfunding in Italy, was formed by our wholly owned subsidiary, Symbid Holding B.V., together with Banca Sella Holding SPA (“Banca Sella”) and Marco Bicocchi Pichi. Through Symbid Italia, we intend to create a new online funding platform, based on our existing crowdfunding technology, in which Italian investors and entrepreneurs can connect, fund and grow together and to digitalize financial services for Italian small and medium enterprises. Symbid Italia represents the first stage of the European rollout of our crowdfunding platform outside of The Netherlands. In connection with the formation of Symbid Italia, we paid $ 284,525 for a 50.1% ownership interest. Banca Sella holds a 29.94% ownership interest and Mr. Pichi holds a 19.96% interest. The roles and rights of the founding shareholders in managing and developing Symbid Italia are set forth in a 5-year Subscription and Shareholders’ Agreement (the “Agreement”). Banca Sella is an Italian bank with experience in online marketing and the development of distribution channels and innovative banking services. Mr. Pichi is the founder of several technology companies and has extensive executive management experience. The Agreement contains a non-compete provision, restrictions on share transfers, rights of first offer and tag along rights. It also provides for us to provide Symbid Italia with an exclusive royalty free license to use our name and intellectual property in connection with the funding of Italian companies. It further provides for Banca Sella to provide banking services to Symbid Italia. We expect to be providing online funding services within 10 European countries by 2017.

Highlights

The following is a summary of our financial performance for the three month period ended September 30, 2015:

●	The Funding Network saw a funding volume of close to $400 million in its first 6 months of operations;

●	We added 1,819 new users to our community of now over 34,000 users;

●	We had a crowdfunding volume of EUR 1 million ($1.1 million), resulting in a total crowdfunding volume since inception of EUR 10 million at end of period;

●	We recorded revenues from registration fees and monitoring starting packages being sold.

Recent Developments and Trends

In June 2015, Loan Crowdfunding was launched, and in the beginning of July 2015 the first successful loan crowdfunding campaign was realized. The launch of this new peer-to-business lending service is intended to complement our existing Equity Crowdfunding service and support the development of our online funding platform for start-ups and small businesses, The Funding Network. Based on our existing crowdfunding technology, Loan Crowdfunding by Symbid will enable established businesses with at least 3 years of activity and positive cash flows to borrow money from a large group of investors, the “crowd”.

This new service will operate through a transaction-based model similar to our current Equity Crowdfunding service. There is a fixed 1% success fee upon the successful funding of a loan crowdfunding campaign, paid by the business, plus 1% per year of the loan immediately payable upon successful closing of the campaign. In addition, investors will be charged a flat 1% administration fee.

To operate the Loan crowdfunding Symbid Coöperatie UA obtained an exemption to mediate in redeemable funds from the Dutch Authority Financial Markets. Beginning on May 29, 2015 Symbid is regulated by the Dutch supervisors of the financial markets.

Results of Operations

The following tables set forth our condensed consolidated statements of income data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Crowdfunding	$58,979	$50,889	$191,177	$201,034
Other	9,787	1,990	43,825	10,040
Total revenues	68,766	52,879	235,002	211,074
Operating expenses
Selling, general and administrative	363,900	456,689	1,202,668	1,037,469
Professional fees	226,533	234,981	565,996	638,560
Research and development costs	5,091	111,693	53,410	256,441
Depreciation and amortization	36,414	29,409	109,554	30,077
Total operating expenses	631,938	832,772	1,931,628	1,962,547
Operating loss	(563,172)	(779,893)	(1,696,626)	(1,751,473)
Other income (expense)
Interest expense	(69,121)	(3,568)	(74,401)	(11,387)
Fair value adjustment derivative liability – warrants	-	75,972	(7,791)	160,985
Government subsidy	-	-	-	10,963
Losses from equity method investments		(38,481)		(47,225)
Gain on sale of investment in Gambitious B.V.	-	-	11,504
Other income and expense	-	(4,050)	-	(20,183)
Total other income (expense)	(69,121)	29,873	(70,688)	93,153
Net loss	(632,293)	(750,020)	(1,767,314)	(1,658,320)

Net loss attributable to noncontrolling interests	(27,477)	(14,631)	(58,480)	(30,254)

Net loss attributable to Symbid Corp. stockholders	$(604,816)	$(735,389)	$(1,708,834)	$(1,628,066)

Basic and diluted net loss per common share	$(0.02)	$(0.02)	$(0.05)	$(0.06)

Weighted average number of shares outstanding
Basic and diluted	34,924,982	30,741,624	34,707,412	27,175,652

Crowdfunding Revenues

Crowdfunding Revenues were approximately $59,000 and $191,000 for the three and nine month periods ended September 30, 2015 as compared to approximately $51,000 and $201,000 for the three and nine month periods ended September 30, 2014. Revenues increased for the three month period ended September 30, 2015 by approximately $8,000 and decreased for the nine month period ended September 30, 2015 by approximately $10,000 compared to the prior year periods. The revenues are remaining at the same level compared to prior year periods, which is mainly attributable to the loan crowdfunding product not contributing significantly to the crowdfunding revenues in past periods. Equity crowdfunding revenues in the Netherlands remain at comparable levels compared to prior year periods.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased for the three month period ended September 30, 2015 by approximately $93,000 to approximately $364,000 compared to approximately $457,000 for the prior year period. The decrease is primarily attributable to the share based compensation for employees which has not been granted for the three month period in 2015. Selling, general and administrative expenses increased for the nine month period ended September 30, 2015 by approximately $166,000 to approximately $1,203,000 compared to approximately $1,037,000 for the prior year period. The increase is primarily attributable to the differences in the share based compensation for employees which has been accounted for in the comparative period in 2014. The Company continues to invest in its future expansion outside of the Netherlands and additional employees to support the Company’s information technology strategy.

We anticipate that selling, general, and administrative expenses will continue to increase as a percentage of revenue as a result of planned increases in headcount and investments in The Funding Network.

Professional Fees

Professional fees decreased for the three and nine month periods ended September 30, 2015 by approximately $8,000 and $73,000 to approximately $227,000 and $566,000 compared to approximately $235,000 and $639,000 for the prior year periods. The decrease is primarily attributable to the fact we make less use of external partners for professional services and thus were able to bring down the total costs for professional fees.

We anticipate professional fees will remain a substantial percentage of our operating costs in 2015. We anticipate incurring these costs in relation to the Company’s continued listing on the OTC markets and planned expansion of the Company’s The Funding Network to other European countries.

Research and Development

Research and development costs decreased for the three and nine month periods ended September 30, 2015 by approximately $117,000 and $203,000 to approximately $5,000 and $53,000 compared to approximately $112,000 and $256,000 for the prior year periods. The decrease is primarily attributable to the Company making less use of external parties for R&D, since we insourced these activities to pay-roll employees. These pay-roll expenses are included under SG&A.

Other Income and Expenses

During the three and nine month periods ended September 30, 2015, total other income decreased by approximately $99,000 and $164,000 to an expense of approximately $69,000 and $71,000 compared to an income of approximately $30,000 and $93,000 in the prior year periods. The decrease is primarily attributable to the issuance of convertible notes in the third quarter of 2015 and the related interest expenses.

Loss from Operations Before Noncontrolling Interests

We incurred net losses from operations of approximately $632,000 and $1,767,000 and $750,000 and $1,658,000, respectively, for the three and nine months ended September 30, 2015 and September 30, 2014. The decrease in comparable losses for the three month period ended September 30, 2015 was primarily due to the differences in the share ,based ,compensation for employees which has been accounted for in the comparative period in 2014, while there has been no grant of new share based compensation for the three month period ended September 30, 2015. The increase in comparable losses for the nine month period ended September 30, 2015 was primarily due to an increase in share based compensation paid in this year period compared to prior year period.

Financial Condition, Liquidity and Capital Resources

We will need additional capital to implement our strategies. There is no assurance that we will be able to raise the amount of capital that we seek for acquisitions or for future growth plans. Even if financing is available, it may not be on terms that are acceptable to us. In addition, we do not have any determined sources for any future funding. If we are unable to raise the necessary capital at the times we require such funding, we may have to materially change our business plan, including delaying implementation of aspects of our business plan or curtailing or abandoning our business plan. We represent a speculative investment and investors may lose all of their investment. In order to be able to achieve our strategic goals, we need to further expand our business and financing activities. We aim to accomplish these goals by further developing our crowdfunding software platform and achieve a more international coverage of our services. Expanding our international network, together with further improvement of our crowdfunding platform will require future capital and liquidity expansion. Since our inception in March 2011, our shareholders have contributed a significant amount of capital, making it possible for us to develop our crowdfunding platform, services, and activities. To continue to develop our product offerings, expand our services and to obtain international coverage, a significant capital increase has been and will continue to be required.

Our principal sources of liquidity have been cash generated from sales of our equity securities, cash generated from operations and proceeds from issuing notes.

At September 30, 2015, cash on hand was approximately $961,000, other current assets excluding cash were approximately $97,000 and we had working capital of approximately $712,000. At the same time, we had current liabilities of approximately $345,000, which consisted principally of accounts payable of approximately $122,000, accrued expenses of approximately $189,000 and current maturities of notes payable of approximately $34,000. At December 31, 2014, cash was approximately $233,000 and we had other current assets excluding cash of approximately $98,000. At the same time, we had current liabilities of approximately $788,000 which consisted principally of accounts payable of approximately $378,000, accrued expenses of approximately $292,000, a significant portion of which were attributable to services from suppliers which were settled in shares in the first quarter of 2015 and current maturities of notes payable of approximately $37,000. Our working capital deficit at December 31, 2014 was approximately $456,000. The improvement in our liquidity position at September 30, 2015 compared to December 31, 2014 is primarily attributable to the cash flow generated by financing activities.

Net Cash Used in Operating Activities

Net cash used in operating activities was approximately $1,458,000 for the nine months ended September 30, 2015, as compared to net cash used of approximately $1,612,000 for the nine months ended September 30, 2014. The decrease in net cash used in operating activities was primarily due to the differences in changes to the accounts payable.

Net Cash Used in Investing Activities

During the nine months ended September 30, 2015, we were provided with approximately $20,000 of cash from investing activities. In the prior year period ended September 30, 2014, we used approximately $61,000 of cash in investing activities. The cash provided from investing activities in the nine months ended September 30, 2015 was primarily from the sale of the Gambitious shareholding in February 2015. The cash used for investing activities in the nine months ended September 30, 2014 was primarily for investments in Gambitious and Kredietpaspoort.

Net Cash Provided by Financing Activities

During the nine months ended September 30, 2015 and 2014, cash flows from financing activities totaled approximately $2,207,000 and $1,349,000, respectively. Cash flows from financing activities for the nine months ended September 30, 2015 primarily relate to the received proceeds from an issuance of shares as well as the proceeds from an issuance of a convertible note for an amount of $1,500,000. Cash flows from financing activities for the nine months ended September 30, 2014 primarily relate to proceeds received in connection with closings of private placements partially offset by repayments of notes payable.

General

We will only commit to capital expenditures for any future projects requiring us to raise additional capital as and when adequate capital or new lines of finance are made available to us. There is no assurance that we will be able to obtain any financing or enter into any form of credit arrangement. Although we may be offered such financing, the terms may not be acceptable to us. If we are not able to secure financing or it is offered on unacceptable terms, then our business plan may have to be modified or curtailed or certain aspects terminated. There is no assurance that even with financing we will be able to achieve our goals.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We have incurred losses since inception resulting in an accumulated deficit of approximately $6,504,000 as of September 30, 2015 and further losses are anticipated in the development of our business raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and/or private placement of common stock. These financials do not include any adjustments relating to the recoverability and reclassification of recorded asset amounts, or amounts and classifications of liabilities that might result from this uncertainty.

Critical Accounting Policies and Estimates

There are no material changes from the critical accounting policies set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our December 31, 2014 financial statements included in our Annual Report on Form 10-K filed with the SEC on March 25, 2015. Please refer to that document for disclosures regarding the critical accounting policies related to our business.

Off-Balance Sheet Arrangements

None.

Contractual Obligations

Not applicable.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 4.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that material information required to be disclosed in our periodic reports filed under the Securities Exchange Act of 1934, as amended, or 1934 Act, is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and to ensure that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer as appropriate, to allow timely decisions regarding required disclosure. At the end of the quarter ended September 30, 2015 we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and the principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13(a)-15(e) and Rule 15d-15(e) under the 1934 Act. Based on this evaluation, management concluded that as of September 30, 2015 our disclosure controls and procedures were not effective. During the quarter ended September 30, 2015, we increased the size of our Board of Directors from two to six members and appointed four new members fill the vacancies created thereby. However, our disclosure controls and procedures remain ineffective due to material weaknesses resulting from the fact that no member of our Board of Directors qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Further, controls were not designed and in place to insure that all required disclosures were originally addressed in our financial statements.

Limitations on Effectiveness of Controls and Procedures

Our management, including our Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer), does not expect that our disclosure controls and procedures will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include, but are not limited to, the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Changes in Internal Controls

During the fiscal quarter ended September 30, 2015, there have been no changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal controls over financial reporting.

PART II – OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

From time to time, we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, we are not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Furthermore, as of the date of this Quarterly Report, our management is not aware of any proceedings to which any of our directors, officers, or affiliates, or any associate of any such director, officer, affiliate, or security holder is a party adverse to our company or has a material interest adverse to us.

ITEM 1A.	RISK FACTORS

Not applicable.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On July 14, 2015 and September 8, 2015, we issued $250,000 and $1,250,000, respectively, in principal amount of 8% unsecured convertible promissory notes (the “Notes”). See Item 5. Other Information for a more detailed description of the Notes. Such issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulations S under the Securities Act.

On July 15, 2015, we issued an aggregate of 133,332 restricted stock units under our 2013 Equity Inventive Plan to our four new directors. Each restricted stock unit represents the right to receive one share of our restricted common stock upon vesting. The restricted stock units vest after one year of service. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued an aggregate of 46,000 shares of our restricted common stock to four non-employee advisors in connection with the vesting, as of June 30, 2015, of restricted stock units. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued 118,992 shares of our restricted common stock to a consultant in connection with the settlement of €33,500 in fees due to the consultant as of March 31, 2015 for public relations services, such fees consisting of 134 service hours performed at an hourly rate of €250. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued 36,271 shares of our restricted common stock to a consultant in connection with the settlement of €10,063 in fees due to the consultant for the period April 1, 2015 through June 30, 2015 for public relations services, such fees consisting of 40.25 services hours performed at an hourly rate of €250. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued 7,500 shares of our restricted common stock to a consultant in connection with the settlement of €1,409 in fees due to the consultant as of June 30, 2015. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

Effective July 14, 2015, we issued an aggregate of 760,000 shares of our restricted common stock to four persons in connection with their conversion as of July 14, 2015 of an aggregate of $190,000 in principal amount of our 8% unsecured convertible three year notes. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued an aggregate of 292,000 shares of our restricted common stock to four employees in connection with the vesting as of June 30, 2015 of restricted stock units. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

During the quarter ended September 30, 2015, we issued 60,000 shares of our restricted common stock pursuant to a July 1, 2015 Financial Public Relations Agreement. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering.

During the quarter ended September 30, 2015, we issued 74,991 shares of our restricted common stock pursuant to an April 1, 2015 Commercial Services Agreement which was amended as of August 1, 2015 for services rendered thereunder through August 1, 2015, which included 66,791 shares issued in lieu of a payment of €18,700 due thereunder. The issuances were made in reliance on Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering and on Regulation S under the Securities Act.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

Dynasty Wealth Agreement

On November 11, 2015, we entered into the First Amendment (the “Amendment”), effective as of August 31, 2015, to our July 1, 2015 Financial Public Relations Agreement (the “Agreement”) with Dynasty Wealth, LLC, (“Dynasty”) a Nevada limited liability corporation. The terms of the Agreement are described in detail in our Current Report on Form 8-K dated July 1, 2015, filed with the Securities and Exchange Commission on July 8, 2015, which Current Report is incorporated herein by reference. Pursuant to the Agreement, we engaged Dynasty, on an independent contractor basis, to provide us with financial public relations services. The Agreement had an initial term that ran until August 31, 2015 and was subject to extension for up to three years thereafter upon the achievement of certain milestones.

In the event that we achieved a Market Capitalization (as defined below) of $25 million or more by August 31, 2015 (the “Initial Term Market Capitalization Metric”), the Agreement was to be automatically extended to June 1, 2016. We did not achieve the Initial Term Market Capitalization Metric as of August 31, 2015. However, Dynasty continued to provide us with financial public relations services subsequent to August 31, 2015. We subsequently agreed with Dynasty to extend the date for satisfaction of the Initial Term Capitalization Metric from August 31, 2015 to December 31, 2015 and to give the Amendment retroactive effect to August 31, 2015. The Amendment further provides for the $10,000 monthly consulting fee payable under the Agreement for the period September 1, 2015 through December 31, 2015 to be paid in restricted shares of our common stock with a valuation based on the 20 day volume weighted average price for our common stock during the 20 day period ending December 31, 2015. We also pushed back the deadline for achieving a Market Capitalization of $67.5 million or more from December 31, 2015 until March 31, 2016.

Market Capitalization of the Company is defined for the purposes of the Agreement to be the prior thirty calendar day weighted average daily price for our common stock multiplied by the fully diluted number of shares outstanding, including all instruments convertible into common stock at or below a strike price equal to the prior thirty calendar day average daily price of the common stock.  The relevant Market Capitalization objective needs to be achieved for a minimum average of 30 calendar days at any time during the term of the Agreement.

All other terms of the Agreement continue with full force and effect.

8% Unsecured Notes

On July 14, 2015 and September 8, 2015, we closed on the sale of $250,000 and $1,250,000, respectively, in principal amount of 8% unsecured convertible promissory notes (the “Notes”). Subject to earlier prepayment or conversion, the Notes mature three years from issuance. Interest is payable on the first, second and third anniversaries of the issuance date. We can prepay the Notes at a 10% premium above the amount of interest and principal their due. At any time after issuance, the holders may, at their option, convert all or a portion of the principal and interest then due into shares of common stock at a price of $0.25 per share. On July 14, 2015, we received conversion notices from four persons holding an aggregate of $190,000 in principal amount of Notes of their determination to convert all of such principal into an aggregate of 760,000 shares and subsequently issued such shares.

Subject to prior prepayment or conversion, on the maturity date, all of the outstanding principal amount of the Note, together with accrued and unpaid interest due thereon, will automatically convert into shares of our common stock at a conversion price equal to the lower of (i) $0.25 per share or (ii) a 20% discount to the 10 trading day volume weighed average price per share for the 10 trading day period immediately preceding the maturity date, with a floor price of $0.10 per share.

Note subscribers were given pre-emptive rights for a period of three years with respect to all Company financings involving the sale of our common stock or other Company securities which are exercisable for, exchangeable for, or convertible into, shares of our common stock. The pre-emptive rights provide each subscriber with the right to make a cash investment in each Company financing commenced during such three year term upon the same terms and conditions as other investors in such financing, in each instance, up to such amount as is necessary to enable the subscriber to maintain their pro-rata ownership percentage interest in the Company resulting solely from the subscriber’s participation in the note offering. In the case of a subscriber that has yet to convert their note, the presumed note conversion rate will be $0.25 per share and such subscriber will be deemed to own the number of shares of Company common stock issuable against the then outstanding amount of principal and accrued interest then due on their note. Company financings do not include securities issued under Company equity incentive or similar plans, issuances of non-convertible debt securities, securities issued for services, or securities issued in mergers, acquisitions or similar business combination transactions.

The Notes are subject to customary events of default. Subject to limited exceptions, while the Notes remain outstanding, we cannot incur any indebtedness that ranks senior in priority to the Notes.

New Board Appointments

On July 15, 2015, we increased the size of our Board of Directors from two to six persons and appointed Hendrik Kasteel, Michiel Buitelaar, Jérôme Koelewijn and Vincent Lui to the vacant Board positions created thereby. In connection therewith, we issued each new director 33,333 restricted stock units under our 2013 Equity Incentive Plan. Each restricted stock unit represents the right to receive one share of our restricted common stock upon vesting. The restricted common stock units vest after one year of service.

Increase in Management Remuneration

Effective November 1, 2015 we determined to raise the base annual salary that we are paying to each of Korstian Zandvliet (CEO), Maarten van der Sanden (CFO/COO), Robin Slakhorst (CCO), Rick Buitenman (CTO) and Jeroen Bontje  (CMO) to EUR 57,000 (approximately $63,600 based on the Euro to US Dollar conversion rate as of November 1, 2015).

ITEM 6.	EXHIBITS

In reviewing the agreements included as exhibits to this Form 10-Q, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

●	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

●	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

●	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

●	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Form 10-Q and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

The following exhibits are included as part of this report:

Exhibit Number	Description of Exhibit
4.1	Form of 2015 8% Convertible Promissory Note of Registrant
10.1	Amendment No. 1 dated Novemeber 11, 2015 and effective as of August 31, 2015 to the Financial Public Relations Agreement made as of July 1, 2015, by and between Registrant and Dynsaty Wealth, LLC.
31.1	Certification of Principal Executive Officer and Pursuant to Rule 13a-14
31.2	Certification of Principal Financial Officer Pursuant to Rule 13a-14
32.1*	CEO Certification Pursuant to Section 906 of the Sarbanes-Oxley Act
32.2*	CFO Certification Pursuant to Section 906 of the Sarbanes-Oxley Act
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

* This certification is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYMBID CORP.

November 12, 2015	By:	/s/ Korstiaan Zandvliet
Korstiaan Zandvliet, Chief Executive Officer

SYMBID CORP.

November 12, 2015	By:	/s/ Maarten van der Sanden
Maarten van der Sanden, Chief Financial Officer

Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

2015 8% CONVERTIBLE PROMISSORY NOTE

SYMBID CORP.

DUE _______, 2018

Original Issue Date: _______, 2015	US$_______

This Convertible Promissory Note (the “Note”) is one of a series of duly authorized and issued convertible promissory notes (the “Notes”) of Symbid Corp., a Nevada corporation (the “Company” or “Pubco”), designated its 2015 8% Convertible Promissory Notes.

Principal and Interest.  (a) FOR VALUE RECEIVED, Symbid Corp. a Nevada corporation (the “Company”), hereby promises to pay to the order of  or its registered assigns (“Holder”), in lawful money of the United States of America and in immediately available funds the principal sum of  Dollars (US$_________) on _______, 2018 (the “Maturity Date”).

(b) The Company further promises to pay interest in cash on the unpaid principal amount of this Note at a rate per annum equal to eight percent (8%), commencing to accrue on the date hereof and payable on the first, second and third anniversaries of the Original Issue Date or earlier prepayment as provided herein.  Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

The Company may prepay all or any portion of the principal amount of this Note together with accrued and unpaid interest thereon at a 10% premium above the amount of principal and accrued interest being prepaid upon ten (10) days prior written notice to Holder. Holder may convert all or a portion of such principal and interest amount pursuant to Section 1.02 below, prior to the date of such prepayment.

Optional Conversion.  (a)  At any time or times on or after the Original Issue Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid principal amount of this Note, together with accrued and unpaid interest thereon to the date of conversion, into validly issued, fully paid and non-assessable shares of common stock of the Company (“Common Stock”) in the manner provided below, at a conversion price of $0.25 per share of Common Stock (the “Optional Conversion Price”).  The Company shall not issue any fraction of a share of Common Stock upon any such conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any conversion amount.

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(b) The number of shares issuable upon an optional conversion of this Note shall be determined by the quotient obtained by dividing (i) the outstanding principal amount of this Note being converted plus accrued but unpaid interest thereon on the Conversion Date by (ii) the Optional Conversion Price. The calculation by the Company of the number of conversion shares to be received by the Holder upon conversion hereof, shall be conclusive absent manifest error.

(c) To convert any portion of the unpaid principal of this Note into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 12:00 noon., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I  (the “Conversion Notice”) to the Company and (ii) surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the fifth (5th) trading day for the Common Stock following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall cause the Company’s transfer agent to issue and deliver to the Holder at the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.  If the outstanding principal amount of this Note is greater than the principal portion of being converted, then the Company shall as soon as practicable after receipt of this Note, at its own expense, issue and deliver to the Holder a new Note representing the outstanding principal amount not converted.  Such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the principal amount remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Original Issue Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid interest on the unpaid principal amount of this Note from the Original Issue Date.

(d) The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock from the Conversion Date.

Mandatory Conversion.  Subject to prior prepayment or conversion, on the Maturity Date, all of the outstanding principal amount of this Note, together with accrued and unpaid interest due thereon, shall automatically, without the necessity of any action by the Holder or the Company, convert (the “Mandatory Conversion”) into shares of Common Stock at a conversion price equal to the lower of (i) $0.25 per share or (ii) a 20% discount to the 10 trading day volume weighed average price per share for the 10 trading day period immediately preceding the Maturity Date, with a floor price of .$0.10 per share (the “Mandatory Conversion Price”). The number of shares issuable upon a mandatory conversion of this Note shall be determined by the quotient obtained by dividing (i) the outstanding principal amount of this Note being converted plus accrued but unpaid interest thereon on the Conversion Date by (ii) the Mandatory Conversion Price. The calculation by the Company of the number of conversion shares to be received by the Holder upon conversion hereof, shall be conclusive absent manifest error. No fraction of Shares will be issued on conversion, but the number of Shares shall be rounded to the nearest whole number of Shares. On the Maturity Date, as the result of the Mandatory Conversion, the Note shall be of no further force or effect and shall be terminated. On or before the fifth (5th) trading day for the Common Stock following the Mandatory Conversion, the Company shall cause its transfer agent to issue and deliver to the Holder at the address specified in this Note or such other address as directed by the Holder, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder is entitled.

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Absolute Obligation/Ranking.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.

Different Denominations.  This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge will be made for such registration of transfer or exchange.

Reliance on Note Register.  Prior to due presentment to the Company for permitted transfer or conversion of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

failure by the Company to pay any principal amount or interest due hereunder within five (5) days of the date such payment is due;

the Company or any Subsidiary shall:  (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

any case, proceeding or other action shall be commenced against the Company or any Subsidiary for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in 0 hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

any material breach by the Company of any of its representations or warranties contained in this Note; or

any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Note which is not cured within five (5) business days after receipt of written notice thereof.

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If any Event of Default specified in 0 or 0 occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash.  All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.  The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

If any Event of Default occurs, in addition to the remedies provided in the preceding Section and any other rights or remedies available to the Holder under applicable law, no later than five (5) business days after the date of such Event of Default, or such later date as the Borrower may in writing agree, the Holder may request that the Borrower make available to the Holder such security as the Holder shall in its absolute discretion determine, and pending provision of such security and thereafter the Borrower shall not create or agree to create any mortgage or charge on any part of its assets.

Covenants.  So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note have been paid in full, unless the Holders of a majority of the principal amount of the Notes shall otherwise consent in writing (such consent not to be unreasonably withheld), the Company shall:

Senior Indebtedness.  Not incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to the obligations under the Notes, except for (i) indebtedness existing on the date hereof, (ii) indebtedness secured by a purchase money lien described in an aggregate amount outstanding not to exceed $250,000; and (iii) indebtedness created as a result of a subsequent financing if the net proceeds to the Company of such financing are equal to or greater than the outstanding principal amount of and accrued interest on this Note and the other Notes and all of the Notes are repaid in full upon the closing of such financing.

Notice of Default.  Promptly advise the Holder in writing of the occurrence of any Event of Default of which the Company is aware.

Entry into Certain Transactions. Not, directly or in directly, (i) liquidate, dissolve or wind up the Company; (ii) merge or consolidate the Company (other than where the shareholders of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring entity); (iii) sell, lease, transfer or otherwise dispose of all or substantially all of the assets of the Company; or (iv) amend, alter or repeal any provision of the Company’s Articles of Incorporation or Bylaws.

Representations of the Company.  The Company hereby represents and warrants to the Holder that:

The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Note has been duly executed and delivered by the Company, (iv) this Note constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

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The execution, delivery and performance of this Noteby the Company, and the consummation by the Company of the transactions contemplated hereby, will not (i) result in a violation of the Articles of Incorporation or by-laws (or equivalent constitutive document) of the Company or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for those which could not reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company.

There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company or any subsidiary, wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Note.

Representations of the Holder.  The Holder hereby represents and warrants to the Company that:

(a) Investment Purpose. The Holder is acquiring this Note, and, upon conversion of this Note, the Holder will acquire the shares of Common Stock into which this Note may be converted (the “Conversion Shares” and, together with this Note, the “Securities”), for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, such Holder reserves the right to dispose of the Securities at any time in accordance with or pursuant to an effective registration statement covering such Securities, or an available exemption under the Securities Act.  The Holder agrees not to sell, hypothecate or otherwise transfer the Securities unless such Securities are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such law is available.

(b) Accredited Investor Status.  The Holder meets the requirements of at least one of the suitability standards for an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D under the Securities Act.

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(c) Investor Qualifications.  The Holder (i) if a natural person, represents that the Holder has reached the age of 21 and has full power and authority to execute and deliver this Note and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability company or partnership, or association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring this Note, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Note and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold this Note, the execution and delivery of this Note has been duly authorized by all necessary action, this Note has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Note in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Note in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Holder is executing this Note, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Note and make an investment in the Company, and represents that this Note constitutes a legal, valid and binding obligation of such entity.  The execution and delivery of this Note will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Holder is a party or by which it is bound.

(d) Solicitation.  The Holder is unaware of, is in no way relying on, and did not become aware of the offering of this Note through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, in connection with the offering and sale of this Note and is not subscribing for this Note and did not become aware of the offering of this Note through or as a result of any seminar or meeting to which the Holder was invited by, or any solicitation of a subscription by, a person not previously known to the Holder in connection with investments in securities generally.

(e) Brokerage Fees.  The Holder has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Note or the transaction contemplated hereby (other than commissions to be paid by the Company to the Brokers).

(f) Knowledge and Experience.  The Holder has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities, so as to enable it to utilize the information made available to it in connection with this Note to evaluate the merits and risks of an investment in this Note and the Company and to make an informed investment decision with respect thereto.

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(g) Liquidity.  The Holder has adequate means of providing for such Holder’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in this Note for an indefinite period of time, and after purchasing this Note the Holder will be able to provide for any foreseeable current needs and possible personal contingencies.  The Holder must bear and acknowledges the substantial economic risks of the investment in this Note including the risk of illiquidity and the risk of a complete loss of this investment.

(h) High Risk Investment.  The Holder is aware that an investment in this Note, and upon conversion of this Note, the Conversion Shares, involves a number of very significant risks and has carefully researched and reviewed and understands the risks of, and other considerations relating to, the purchase of this Note, and upon conversion of this Note, the Conversion Shares.

(i) Reliance on Exemptions.  The Holder understands that this Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire such securities.

(j) Information.  The Holder has been furnished with all documents and materials relating to the business, finances and operations of the Company and its subsidiaries and information that Holder requested and deemed material to making an informed investment decision regarding its purchase of this Note.  The Holder has been afforded the opportunity to review such documents and materials and the information contained therein.  The Holder has been afforded the opportunity to ask questions of the Company and its management.  The Holder understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s and its subsidiaries’ business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Note, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company.  Some of such information may include projections as to the future performance of the Company and its subsidiaries, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s and its subsidiaries’ control.  Additionally, Holder understands and represents that it is purchasing this Note notwithstanding the fact that the Company and its subsidiaries, if any, may disclose in the future certain material information Holder has not received, including the financial results of the Company and its subsidiaries for their current fiscal quarters.  Neither such inquiries nor any other due diligence investigations conducted by such Holder shall modify, amend or affect such Holder’s right to rely on the Company’s representations and warranties contained herein.  The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in this Note.

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(k) No Other Representations or Information.  In evaluating the suitability of an investment in this Note, the Holder has not relied upon any representation or information (oral or written) with respect to the Company or its subsidiaries, or otherwise, other than as stated in this Note.  No oral or written representations have been made, or oral or written information furnished, to the Holder in connection with the offering of this Note.

(l) No Governmental Review.  The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or will pass on, or has made or will make, any recommendation or endorsement of this Note (or the Conversion Shares), or the fairness or suitability of the investment in this Note (or the Conversion Shares), nor have such authorities passed upon or endorsed the merits of the offering of this Note (or the Conversion Shares).

(m) Transfer or Resale.  The Holder understands that: (i) this Note has not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, or (B) such Holder shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration requirements; (ii) any sale of such securities made in reliance on Rule 144 under the Securities Act (or a successor rule thereto) (“Rule 144”) may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.  There can be no assurance that there will be any market or resale for this Note (or the Conversion Shares), nor can there be any assurance that this Note (or the Conversion Shares) will be freely transferable at any time in the foreseeable future.

(n) Legends.  The Holder understands that the certificates representing the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(o) Confidentiality.  The Holder acknowledges and agrees that all of the information received by it in connection with the transactions contemplated by this Note is of a confidential nature and may be regarded as material non-public information under Regulation FD promulgated by the SEC and that such information has been furnished to the Holder for the sole purpose of enabling the Holder to consider and evaluate an investment in this Note.  The Holder agrees that it will treat such information in a confidential manner, will not use such information for any purpose other than evaluating an investment in this Note, will not, directly or indirectly, trade or permit the Holder’s agents, representatives or affiliates to trade in any securities of the Company while in possession of such information and will not, directly or indirectly, disclose or permit the Holder’s agents, representatives or affiliates to disclose any of such information without the Company’s prior written consent. The Holder shall make its agents, affiliates and representatives aware of the confidential nature of the information contained herein and the terms of this section including the Holder’s agreement to not disclose such information, to not trade in the Company’s securities while in the possession of such information and to be responsible for any disclosure or other improper use of such information by such agents, affiliates or representatives.  Likewise, without the Company’s prior written consent, the Holder will not, directly or indirectly, make any statements, public announcements or other release or provision of information in any form to any trade publication, to the press or to any other person or entity whose primary business is or includes the publication or dissemination of information related to the transactions contemplated by this Note.

(p) No Legal Advice from the Company.  The Holder acknowledges that it has had the opportunity to review this Note and the transactions contemplated by this Note with its own legal counsel and investment and tax advisors.  The Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its employees, representatives or agents for legal, tax, economic and related considerations or investment advice with respect to this investment, the transactions contemplated by this Note or the securities laws of any jurisdiction.

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(q) No Group Participation.  The Holder and its affiliates is not a member of any group, nor is any Holder acting in concert with any other person, including any other Holder, with respect to its acquisition of this Note (and the Conversion Shares).

Piggyback Registration Rights.  For a period of five years from the Original Issue Date, piggyback registration rights shall apply to the shares of Common Stock issuable upon conversion of this Note with respect to any registration statement filed by the Company that would permit the inclusion of such shares, subject to customary pro rata cut backs in the case of underwritten offerings.

Conversion Price Adjustments.

(a)           General. The conversion prices and the number of shares issuable upon the conversion of this Note shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 6.01.

(i)           Subdivision or Combination of Stock. In case the Company shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced and the number of conversion shares shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased and the number of conversion shares shall be proportionately decreased. The conversion price and the conversion shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6.01(a)(i).

(ii)           Dividends in Stock, Property, Reclassification. If at any time, or from time to time, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of this Note) shall have received or become entitled to receive, without payment therefor:

(A)           any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(B)           additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6.01(a)(i) above), then and in each such case, the conversion price and the number of conversion shares to be issued upon conversion of this Note shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of this Note, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.  The conversion price and the conversion shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6.01(a)(ii).

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(iii)           Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the conversion of this Note) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of this Note. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustments of the conversion price and of the number of shares purchasable and receivable upon the exercise of this Note) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holder executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.  If there is an Organic Change, then the Company shall cause to be mailed to the Holder at its last address as it shall appear on the books and records of the Company, at least 10 calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert this Note during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice.  In any event, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

Section 7.01                      Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:	Symbid Corp. Marconistraat 16 3029 AK Rotterdam The Netherlands

If to the Holder:	Facsimile: [______________]

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Section 1.02 Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 1.03 Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Entire Agreement and Amendments.  This Note represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the parties hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

SYMBID CORP.

By:	/s/
Name
Title

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EXHIBIT I

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

TO: Symbid Corp.

The undersigned hereby irrevocably elects to convert the unpaid principal amount and interest amount indicated below of the 2015 8% Convertible Promissory Note due _______, 2018 (the “Note”) into shares of Common Stock of Symbid Corp., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price (per share):	$
Principal amount to be converted:	$
Principal amount of Note unconverted:	$
Interest amount to be converted	$
Number of shares of Common Stock to be issued:
Issue the shares of Common Stock in the following name and to the following address:
Issue to the following account of the Holder:
Authorized Signature:
Name:
Title:
Phone Number:

EXHIBIT 10.1

FIRST AMENDMENT TO
FINANCIAL PUBLIC RELATIONS AGREEMENT

This First Amendment to Financial Public Relations Agreement (“Amendment”), effective as of August 31, 2015, is entered into as of the 11th day of November 2015, by and between SYMBID CORP. (the “Company”) and DYNASTY WEALTH, LLC (the “Consultant”) and amends the Financial Public Relations Agreement between the Company and the Consultant dated as of July 1, 2015 (the “Agreement”). Capitalized terms not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Agreement provided for the Agreement to be terminated as of August 31, 2015, in the event that the Initial Term Market Capitalization Metric requiring the Company to have achieved Market Capitalization of $25 million or more by August 31, 2015 was not achieved; and

WHEREAS, the Initial Term Market Capitalization Metric was not achieved by August 31, 2015; and

WHEREAS, the Consultant has continued to provide financial public relations services to the Company during the period September 1, 2015 through the date of this Amendment; and

WHEREAS, the Consultant and the Company have determined to retroactively extend the Agreement from September 1, 2015 through at least December 31, 2015, by changing the Initial Term during which the Initial Term Market Capitalization Metric must be achieved from August 31, 2015 to December 31, 2015.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 3 of the Agreement shall be amended to read as follows:

“3. TERM

The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue thereafter, subject to earlier termination, through and until August 31, 2018. The initial term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and shall continue thereafter through and until December 31, 2015. The Agreement may be cancelled in accordance with Paragraph 6 hereof on December 31, 2015; June 1, 2016; June 1, 2017; or June 1, 2018 in the event of the failure to timely achieve the criteria set forth in Paragraph 4 below. This Agreement is not subject to termination by either party during the Initial Term.”

2. Section 4(a)(i) of the Agreement shall be amended to read as follows:

“i) Notwithstanding the foregoing, the compensation payable by the Company pursuant to this paragraph 4. a) to the Consultant for the Services provided during the period July 1, 2015 through August 31, 2015 shall be paid by the Company in the form of 60,000 restricted shares of the Company’s common stock issuable on the Effective Date or as soon thereafter as practicable and the compensation to be paid by the Company pursuant to this paragraph 4a) to the Consultant for the services provided during the period September 1, 2015 through December 31, 2015 shall be paid in Company stock which shall be valued based upon the 20 day volume weighted average trading price for the Company’s shares during the 20 day period ending on December 31, 2015.”

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3.           Section 4(f) of the Agreement shall be amended to read as follows:

“(f)           This Agreement shall be automatically extended from June 1, 2016 until June 1, 2017 and 170,000 warrants shall be issued to Consultant in the event that the Company shall achieve a Market Capitalization of $67.5 million or more during or before the term ending March 31, 2016.”

4.           This Amendment is hereby made part of and incorporated into the Agreement, with all the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby.

5.           This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

[Signature Page To Follow]

2

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties below effective as of the date first set forth above.

SYMBID CORP.

By:	/s/ Korstiaan Zandvliet
Korstiaan Zandvliet
Chief Executive Officer

DYNASTY WEALTH, LLC

By:	/s/ David Markowski
David Markowski
Manager

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Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Korstiaan Zandvliet, certify that:

1.           I have reviewed this quarterly report on Form 10-Q of Symbid Corp.;

2.           Based on my knowledge, the quarterly report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of and for the periods presented in this report;

4.           The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)              Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)              Evaluated the effectiveness of the registrant’s disclosure controls and procedures; and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)              Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.           The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

(a)              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)              any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

Date: November 12, 2015	/s/ Korstiaan Zandvliet
Korstiaan Zandvliet, Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF PRINCIPAL EXECUTIVE AND FINANCIAL OFFICER
PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Maarten van der Sanden, certify that:

1.           I have reviewed this quarterly report on Form 10-Q of Symbid Corp.;

2.           Based on my knowledge, the quarterly report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3           Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of and for the periods presented in this report;

4.           The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)              Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)              Evaluated the effectiveness of the registrant’s disclosure controls and procedures; and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)              Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.           The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent function):

(a)              All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)              any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

Date: November 12, 2015	/s/ Maarten van der Sanden
Maarten van der Sanden, Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Symbid Corp. (the “Company”) on Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Korstiaan Zandvliet, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Date: November 12, 2015	/s/ Korstiaan Zandvliet
Korstiaan Zandvliet, Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Symbid Corp. (the “Company”) on Form 10-Q for the quarter ended September 30, 2015 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Maarten van der Sanden, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Date: November 12, 2015	/s/ Maarten van der Sanden
Maarten van der Sanden, Chief Financial Officer